Exhibit 10.9

Summary of Free Shares (AGA) Plans

We have granted free shares or AGA (actions gratuites) to our employees, employees of our subsidiaries and members of our executive board pursuant to our free share plans. Our current plan, the 2019 Free Share Plan, was adopted by our executive board on March 11, 2020. Our executive board has also previously adopted the 2018 Free Share Plan and the 2017 Free Share Plan.

Grant. Free shares are shares of our Company that are granted for free to any individual employed by us or by any affiliated company under the terms and conditions of an employment contract. Free shares may also be granted to members of our executive board. However, no free shares may be granted to a beneficiary holding more than 10% of our share capital or to a beneficiary who would hold more than 10% of our share capital as a result of such grant. As of May 1, 2020, a total of 890,500 AGA has been granted and a total of 316,083 AGA has been definitely acquired under three (3) plans in 2017, 2018 and 2019, resulting in the issuance of 316,083 ordinary shares.

Vesting Period. The free shares granted under our free share plans will be definitively vested (i.e. the grant becomes definitive) after a vesting period (period starting on the date of grant during which the beneficiary holds a right to acquire shares for free, but does not currently hold any shares) as set by our executive board. At the end of the vesting period, the beneficiary will be the owner of the shares. However, during the lock-up period (period starting at the end of the vesting period when the shares are definitively acquired and issued), as set by our executive board, if any, the shares may not be sold, transferred or pledged. The sum of the duration of the vesting and lock-up periods must be at least two years, in accordance with the provisions of Article L. 225-197-1 of the French Commercial Code.

Free shares we grant to French tax residents vest after a vesting period of a minimum of two (2) years and are subject to a lock-up period of at least one (1) further year. Free shares we grant to foreign tax residents vest after a vesting period of a minimum of three (3) years and are not subject to any lock-up period.

Administration. Pursuant to delegations granted at our general meeting of the shareholders, our executive board (directoire), upon recommendation of the compensation committee and with the approval of the supervisory board, determines recipients, dates of grant, the number of free shares to be granted and the terms and conditions of the free shares, including the length of their vesting period and, as the case may be, lock-up period within the limit determined by the shareholders.

Our executive board has the authority to modify awards outstanding under our free share plans, subject to the consent of the beneficiary if such modification is detrimental to him/her, including the authority to release a beneficiary from the continued service condition during the acquisition period after the termination of employment.

On July 23, 2019, the executive board decided to lift, for four of our employees and Mr. Bernd Muelhenweg (a member of our executive board until June 20, 2019), the continued service condition to which the definitive acquisition of their AGA2018-1 and AGA2019-1 is subject, notwithstanding the termination of their employment agreement or corporate office within the Company. The executive board also decided to amend the conditions for the acquisition of Mr. Bernd Muelhenweg's AGA2018-1.

Underlying shares. Our AGA are new ordinary shares of our Company that are issued upon vesting of the AGA. Until they are vested, the number of AGA to which each beneficiary has right can be adjusted, upwards or downwards, as a result of certain corporate transactions, such as rights issues.

Standard terms. Unless otherwise decided by our supervisory and executive boards, our AGA will be definitively granted following a vesting period at the end of which the beneficiary must be effectively present in our Company or its consolidated subsidiaries (subject to exceptions) and, as the case may be, subject to the completion of performance conditions that are assessed by our executive board. Failing such continued service, the beneficiary definitively and irrevocably loses his or her right to acquire the relevant AGA.

Unless otherwise decided by our supervisory and executive boards, in the event of disability or death of a beneficiary before the end of the acquisition period, the relevant AGA shall be definitely acquired at, respectively, the date of disability or the date of the request of allocation made by his or her beneficiary in the framework of the inheritance, provided that such request is made within six months from the date of death.

Change in control. In the event of a merger into another corporation or of the sale by one or several shareholders, acting alone or in concert, of our Company to one or several third parties of a number of shares resulting in a change of control (a ‘‘Liquidity Event’’), unless otherwise decided by the executive and supervisory board, all of the free shares shall be completely and definitely acquired as follows:

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For French tax residents, (i) if the Liquidity Event occurs before or on the first anniversary date of the grant and (ii) if the change of control occurs after the first anniversary of grant, on the date of completion of the Liquidity Event, it being specified that, in both cases, the relevant free shares will then be subject to a holding period until the second anniversary of the grant.

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For foreign tax residents, if the Liquidity Event occurs before the second anniversary of the grant, on the first anniversary of the grant, it being specified that, the relevant free shares will then be subject to a year-long holding period as from their date of acquisition

The terms and conditions of our AGA in respect of each of our plans are as follows:

	Performance condition(s)	Assessment date(s) of performance conditions, if any	Assessment date(s) of presence conditions and end of vesting period	Lock- up period end date
AGA 2018-1	Internal performance(1) applicable to executive board members only	March 6, 2019	(2)	(2)
AGA 2018-2	No performance condition	-	July 27, 2020 (3)	July 27, 2021
AGA 2019-1	Internal performance(1) applicable to executive board members only	March 29, 2020	(4)	(4)
AGA 2020-1	Internal performance(1)	March 11, 2021	March 11, 2022	March 11, 2023

(1)	Unless otherwise decided by the executive and supervisory board, based on the achievement of milestones in the development of our Company.
(2)
The AGA 2018-1 granted to French tax residents were definitely vested on March 6, 2020 and are now subject to a one-year lock-up period ending on March 6, 2021. The AGA 2018-1 granted to foreign tax residents will be definitely vested on March 6, 2021 and will not be subject to any lock-up period.

(3)	As an exception to the 2018 free shares plan, the presence condition is not applicable.
(4)
The AGA 2019-1granted to French tax residents will be definitely vested on March 29, 2021 and will then be subject to a one-year lock-up period ending on March 29, 2022. The AGA 2018-1 granted to foreign tax residents will be definitely vested on March 29, 2022 and will not be subject to any lock-up period.